Exhibit 99.1

Gladstone Investment Announces Renewal on Line of Credit

MCLEAN, Va.--(BUSINESS WIRE)--October 16, 2008--Gladstone Investment Corp. (NASDAQ:GAIN) (the “Company”) announced today that the Company has renewed its credit facility agreement arranged by Deutsche Bank, A.G. as administrative agent through its subsidiary Gladstone Business Investment LLC. The facility will mature on April 16, 2009 and provides Gladstone Investment with a revolving credit facility to make loans and investments in small and middle market businesses. Deutsche Bank is providing $125 million of credit and the Company is working with other lenders to increase the facility to $200 million. Advances under the credit facility will generally bear interest at the commercial paper rate plus 3.5% per annum, with a commitment fee of 0.75% per annum on the undrawn amounts. There was no fee in connection with this renewal.

Gladstone Investment Corporation is an investment company that seeks to achieve returns of current income from senior, subordinated and mezzanine debt, and capital gains from preferred stock and warrants to purchase common stock in connection with buyouts and recapitalizations of small and mid-sized companies. For more information please visit our website at www.GladstoneInvestment.com.

For further information contact Investor Relations at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimated,” ”projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008, as filed with the SEC on May 21, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed on August 6, 2008. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Investment Corp.
Kerry Finnegan, 703-287-5835